As filed with the Securities and Exchange Commission on May 1, 2002
Registration No. 333-85036

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Anworth Mortgage Asset Corporation
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-2059785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1299 Ocean Avenue, Suite 200
Santa Monica, California 90401
(310) 394-0115
(Address, Including Zip Code, and Telephone Number, including  Area Code, of Registrant’s Principal Executive Offices)

Lloyd McAdams
Chairman and Chief Executive Officer
1299 Ocean Avenue, Suite 200
Santa Monica, California 90401
(310) 394-0115
(Name, Address, Including Zip Code, and Telephone Number,  including Area Code, of Agent for Service)

Copies to:
Mark J. Kelson Allen Matkins Leck Gamble & Mallory LLP 1901 Avenue of the Stars, 18th Floor Los Angeles, California 90067 (310) 788-2400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If the registrant elects to deliver its latest annual report to security holders or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, please check the following box. ☐

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 1, 2002

$200,000,000

Anworth Mortgage Asset Corporation

Common Stock and Preferred Stock

By this prospectus, we may offer, from time to time, shares of our:

•	common stock;

•	preferred stock; or

•	any combination of the foregoing.

We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our common stock is traded on the American Stock Exchange under the ticker symbol “ANH.” On April 30, 2002, the last reported price of our common stock was $11.80 per share.

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

Investing in our common stock involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 5 of this prospectus before buying shares of our common stock .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings for total proceeds of up to $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus. The summary is not complete and does not contain all of the information you should consider before investing in our stock. We urge you to carefully read this entire prospectus, including the financial statements, along with the information that is incorporated by reference into this prospectus. You should carefully consider the information discussed under “Risk Factors” before you decide to purchase our stock. All references to “we,” “us” or the “Company” mean Anworth Mortgage Asset Corporation.

Our Business

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities that we acquire in the secondary market. United States agency securities are securities that are obligations guaranteed by the United States government or its agencies, such as Fannie Mae or Freddie Mac. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities. Our returns are earned on the spread between the yield on our earning assets and the interest cost of the funds we borrow. We have elected to be taxed as a real estate investment trust, or REIT, under the United States Internal Revenue Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

At December 31, 2001, we had total assets of $424.6 million and all of our mortgage assets were secured by single-family mortgage loans. As of that date, approximately 99% of our assets consisted of mortgage-backed securities guaranteed by an agency of the United States government such as Fannie Mae or Freddie Mac.

Our Investments

We acquire mortgage-related assets, finance our purchases in the capital markets and use leverage to increase our return on stockholders’ equity. Through this strategy we expect to earn income that will enable us to generate dividends for our stockholders.

We acquire mortgage-related assets that we believe will generate attractive returns on capital invested. Before making these investments, we consider the amount and nature of the anticipated returns from the assets, our ability to pledge the assets to secure collateralized borrowings, and the costs associated with financing, managing, securitizing and reserving for the assets. We have also established a written asset acquisition policy that provides the following investment guidelines:

•
Category I—At least 60% of our total assets will generally be adjustable or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac.

•
Category II—At least 90% of our total assets will generally consist of Category I investments plus unrated mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies.

•
Category III—No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities.

We finance our acquisition of mortgage-related assets through borrowing at short-term rates using repurchase agreements. We generally borrow between eight and twelve times the amount of our equity. At December 31, 2001, we had $325.3 million of repurchase agreements outstanding with a weighted average current borrowing rate of 2.49% and an average maturity of 179 days. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to limit our liquidity and interest rate related risks.

We also seek to lessen the effects on our income if mortgage loans underlying our securities prepay at a rate materially different than anticipated. We do this by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets or structures with prepayment protections and purchasing mortgage assets at a premium and at a discount. Although we have not yet done so, we may choose to engage in various hedging activities designed to mitigate our exposure to changes in interest rates and prepayment rates.

We review credit risk and other risks of loss associated with each potential investment and may diversify our portfolio to avoid undue geographic, insurer, industry and other types of concentrations. Given the fact that we maintain such a large percentage of our assets in high quality or highly rated assets, many of which include an implied guarantee of the federal government as to payment of principal and interest, we believe we have limited exposure to losses from credit risk.

In addition to the strategies described above, we intend to pursue other strategies to grow our earnings and our dividends per share, which may include the following:

•	increasing the size of our balance sheet at a rate faster than the rate of increase in our operating expenses;

•	issuing new stock when market opportunities exist to profitably increase the size of our balance sheet through the use of leverage; and

•
lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, possibly using commercial paper, medium term note programs, preferred stock and other forms of capital.

Our Manager and Executive Officers

Our day-to-day operations are conducted by our management company, Anworth Mortgage Advisory Corporation, through the authority delegated to it under a management agreement and pursuant to the policies established by our board of directors. We have currently elected to be managed by our management company as a result of the efficiencies and economies of scale that can be achieved by utilizing the resources presently available to our management company. A trust controlled by our Chairman and Chief Executive Officer, Lloyd McAdams, and our Executive Vice President, Heather U. Baines, is the principal stockholder of our management company and Pacific Income Advisers, Inc., an investment advisory firm that began operations in 1986. As of December 31, 2001, Pacific Income Advisers and its affiliates managed approximately $4 billion for institutional and individual investors. Our executive officers also serve as members of the management teams of our management company and Pacific Income Advisers. A majority of our board of directors is unaffiliated with either our management company or Pacific Income Advisers. We have no ownership interest in our management company or Pacific Income Advisers.

We pay our management company a management fee equal to 1% per year of the first $300 million of stockholders’ equity plus 0.8% per year of the portion of our stockholders’ equity above $300 million. We also pay our management company an annual incentive compensation fee of 20% of the amount by which our return on our equity exceeds a return based on the ten-year U.S. Treasury Rate plus 1%.

Our executive officers are as follows:

Lloyd McAdams.    Mr. McAdams is Chairman of the Board, President and Chief Executive Officer of our company and our management company. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers and is the President of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams also serves as a director of Monterey Mutual Fund. Before joining Pacific Income Advisers, Mr. McAdams was President of Security Pacific Investment Managers, Inc. and served as Senior Vice President of Trust Company of the West. Mr. McAdams is a Chartered Financial Analyst charterholder, Chartered Investment Counselor and a Certified Employee Benefit Specialist.

Pamela J. Watson.    Ms. Watson is Executive Vice President and the Chief Financial Officer, Treasurer and Secretary of our company and an Executive Vice President and the Chief Financial Officer and Secretary of our management company. Prior to joining Pacific Income Advisers, Ms. Watson was Chief Financial Officer of Kleinwort Benson Cross Financing Inc. and Kleinwort Benson Capital Management Inc., an interest rate swap dealer and investment management firm owned by the British merchant bank Kleinwort Benson Group plc.

Heather U. Baines.    Ms. Baines is Executive Vice President of our company and our management company. Ms. Baines is also the President, Chief Executive Officer and co-founder of Pacific Income Advisers. Prior to joining Pacific Income Advisers, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Senior Vice President and Director.

Evangelos Karagiannis.    Mr. Karagiannis is Vice President of our company and our management company with responsibility for managing our portfolio. Mr. Karagiannis is also Vice President of Pacific Income Advisers where he serves as Fixed Income Portfolio Manager with a specialty in mortgage securities and is responsible for Pacific Income Advisers’ quantitative research. Mr. Karagiannis is a Chartered Financial Analyst charterholder and holds a Ph.D. in physics.

Joseph E. McAdams.    Mr. McAdams is Vice President of our company and our management company with responsibility for managing our portfolio. Mr. McAdams is also Vice President of Pacific Income Advisers where he serves as Fixed Income Portfolio Manager with a specialty in mortgage securities and is responsible for Pacific Income Advisers’ fixed income trading. Prior to joining Pacific Income Advisers, Mr. McAdams was a mortgage security trader and analyst at Donaldson, Lufkin & Jenrette Securities Corp. in New York. Mr. McAdams is also a Chartered Financial Analyst charterholder.

Agreement To Become Internally Managed

On April 18, 2002, we signed a merger agreement for our management company, Anworth Mortgage Advisory Corporation, to merge with and into our company. The merger agreement was approved by a special committee consisting solely of our independent directors and by our full board of directors. If the merger is consummated, the stockholder of the manager would receive 240,000 shares of our common stock as merger consideration, we would become an internally managed company and the employees of the manager would become our employees. We have agreed, as a condition to the merger, to enter into direct employment contracts with Lloyd McAdams, Heather U. Baines and Joseph McAdams, to adopt an incentive compensation plan for our key executives and to increase and maintain the size of our 1997 Stock Option and Awards Plan. If the merger is consummated, the management agreement would be of no further force or effect.

The merger is contingent upon several conditions, including approval by our stockholders. Our stockholders will receive a proxy statement describing the terms of the merger prior to being asked to vote on approving and adopting the merger agreement at our annual meeting of stockholders. That meeting is expected to take place in June of 2002. There can be no assurance that the conditions of the merger will be satisfied or that the merger will be consummated.

The market value of our common stock issued, valued as of the consummation of the merger, in excess of the fair value of the net tangible assets acquired will be accounted for as a non-cash charge to operating income.

General Information

We were incorporated on October 20, 1997 under Maryland law. Our office is located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401. Our telephone number is (310) 394-0115.

Recent Developments

On February 28, 2002, we completed a public offering of 4,830,000 shares of our common stock and received approximately $40 million in net proceeds after deducting underwriting discounts and commissions and expenses of that offering.

On April 23, 2002, we reported our unaudited results of operations for the quarter ended March 31, 2002. For the quarter ended March 31, 2002, we reported earnings of $4,115,000, or $0.45 per share based on 9,105,225 weighted average common shares outstanding and $0.45 on a fully diluted basis.

At March 31, 2002, we held total assets of $963.3 million and our mortgage assets included 48% in adjustable-rate mortgage-backed securities, 36% in hybrid adjustable-rate mortgage-backed securities, 15% in fixed rate securities and 1% in collateralized mortgage obligations. At March 31, 2002, approximately 99% of our mortgage assets were guaranteed by an agency of the United States, such as Fannie Mae or Freddie Mac. The weighted average maturity of our outstanding repurchase agreements increased from 179 days as of December 31, 2001 to 201 days as of March 31, 2002.

RISK FACTORS

An investment in our stock involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained and incorporated by reference in this prospectus before purchasing our stock. If any of the risks discussed in this prospectus actually occur, our business, operating results, prospects and financial condition could be harmed. This could cause the market price of our stock to decline and could cause you to lose all or part of your investment.

Risks Related to Our Business

Interest rate mismatches between our adjustable-rate mortgage-backed securities and our borrowings used to fund our purchases of the assets may reduce our income during periods of changing interest rates.

We fund most of our acquisitions of adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of our mortgage-backed securities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

Most of the mortgage-backed securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in a short-term interest rate index. Therefore, in most cases the interest rate indices and repricing terms of the mortgage-backed securities that we acquire and their funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. For example, on December 31, 2001, our adjustable-rate mortgage-backed securities had a weighted average term to next rate adjustment of approximately 16 months, while our borrowings had a weighted average term to next rate adjustment of 179 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate mortgage-backed securities.

We may experience reduced net interest income from holding fixed-rate investments during periods of rising interest rates.

We generally fund our acquisition of fixed-rate mortgage-backed securities with short-term borrowings. During periods of rising interest rates, our costs associated with borrowings used to fund acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This reduces the net interest spread between the fixed-rate mortgage-backed securities that we purchase and our borrowings used to purchase them, which could lower our net interest income or cause us to suffer a loss. On December 31, 2001, 16.4% of our mortgaged-backed securities were fixed-rate securities.

Increased levels of prepayments from mortgage-backed securities may decrease our net interest income.

Pools of mortgage loans underlie the mortgage-backed securities that we acquire. We generally receive payments from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•
We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over the face value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we must expense the premium that was prepaid at the time of the prepayment. On December 31, 2001, approximately 87.0% of our mortgage-backed securities were acquired at a premium.

•
We anticipate that a substantial portion of our adjustable-rate mortgage-backed securities may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully indexed rate, we will have held that mortgage-backed security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new mortgage-backed securities to replace the prepaid mortgage-backed securities, our financial condition, results of operation and cash flow would suffer.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

We may incur increased borrowing costs related to repurchase agreements and that would adversely affect our profitability.

Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, that would adversely affect our profitability.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-backed securities.

Interest rate caps on our adjustable-rate mortgage-backed securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Our adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps would limit the interest rates on our adjustable-rate mortgage-backed securities. This problem is magnified for our adjustable-rate mortgage-backed securities that are not fully indexed. Further, some adjustable-rate mortgage-backed securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings. On December 31, 2001, approximately 83.6%

of our mortgage-backed securities were adjustable-rate securities. These factors could lower our net interest income or cause us to suffer a net loss during periods of rising interest rates.

Our leveraging strategy increases the risks of our operations.

We generally borrow between eight and twelve times the amount of our equity, although our borrowings may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our mortgage-backed securities. Use of leverage can enhance our investment returns. However, leverage also increases risks. In the following ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors, including a decline in the market value of our mortgage-backed securities or a default of a mortgage-related asset:

•
The use of leverage increases our risk of loss resulting from various factors, including rising interest rates, increased interest rate volatility, downturns in the economy, reductions in the availability of financing or deteriorations in the conditions of any of our mortgage-related assets.

•
A majority of our borrowings are secured by our mortgage-backed securities, generally under repurchase agreements. A decline in the market value of the mortgage-backed securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-backed securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage-backed securities, we would experience losses.

•
A default of a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset, including any cross-collateralized mortgage-backed securities. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•
To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

We have not used derivatives to mitigate our interest rate and prepayment risks and this leaves us exposed to certain risks.

Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us reduce our interest rate and prepayment risks described above. However, so far we have determined that the costs of these transactions outweigh their benefits. This strategy saves us the additional costs of such hedging transactions, but it leaves us exposed to the types of risks that such hedging transactions would be designed to reduce. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot eliminate these risks. Additionally, the use of derivative transactions could have a negative impact on our earnings.

An increase in interest rates may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our mortgage-related assets. Our fixed-rate securities are generally more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets.

We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, thus exposing us to greater risk with respect to their rate of return.

We may acquire leveraged mortgage derivative securities that may expose us to a high level of interest rate risk. The characteristics of leveraged mortgage derivative securities result in greater volatility in their market prices. Thus, acquisition of leveraged mortgage derivative securities would expose us to the risk of greater volatility in our portfolio and that could adversely affect our net income and overall profitability.

We depend on borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire mortgage-related assets and our earnings and profitability could decline.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we depend on a few lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

If we cannot renew or replace maturing borrowings, we may have to sell our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in which our portfolio is concentrated, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time, thus adversely affecting our operating results and net profitability.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Because assets we acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to lose profits or the ability to earn capital gains.

We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our officers and the people working on behalf of our management company for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. Our key officers include Lloyd McAdams, President, Chairman of our board of directors and Chief Executive Officer, Pamela J. Watson, Chief Financial Officer and Treasurer, Evangelos Karagiannis, Vice President and Joseph McAdams, Vice President. We have not entered into employment agreements with our senior officers, nor do we require the management company to employ specific personnel or to dedicate employees solely to our business. These individuals are free to engage in competitive activities in our industry. The loss of any key person could harm our entire business, financial condition, cash flow and results of operations.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business, results of operation and stock price.

Our board of directors can modify or waive our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price, however, the effects may be adverse.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would negatively impact our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs. If that occurs, our profitability will be harmed.

Our investment policy involves risks associated with the credit quality of our investments. If the credit quality of our investments declines or if there are defaults on the investments we make, our profitability may decline and we may suffer losses.

Our mortgage-backed securities have primarily been agency certificates that, although not rated, carry an implied “AAA” rating. Agency certificates are mortgage-backed securities where either Freddie Mac or Fannie Mae guarantees payments of principal or interest on the certificates. Our capital investment policy, however, provides us with the ability to acquire a material amount of lower credit quality mortgage-backed securities. If we acquire mortgage-backed securities of lower credit quality, our profitability may decline and we may incur losses if there are defaults on the mortgages backing those securities or if the rating agencies downgrade the credit quality of those securities.

Risks Related to Our Management Company

Our management company and its affiliates may allocate mortgage-related opportunities to other entities, and thus may divert attractive investment opportunities away from us.

Our management company is Anworth Mortgage Advisory Corporation. Lloyd McAdams, Joseph McAdams and Evangelos Karagiannis work on behalf of our management company to manage our funds. Affiliates of our management company and some of our officers manage mortgage-backed securities for other parties. Messrs. L. McAdams, J. McAdams and Karagiannis are actively involved in managing approximately $4 billion in mortgage-backed securities and other fixed income assets for institutional clients and individual investors through Pacific Income Advisers, which is under common control with our management company. Messrs. L. McAdams, J. McAdams and Karagiannis intend to continue to perform services for Pacific Income Advisers.

These multiple responsibilities may create conflicts of interest for these officers if they are presented with opportunities that may benefit us and the clients of Pacific Income Advisers. These officers allocate investments among our portfolio and the clients of Pacific Income Advisers by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. However, our management company and those working on its behalf have no obligation to make any specific investment opportunities available to us and the above mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

The compensation structure for our management company creates an incentive for our management company to increase the riskiness of our mortgage portfolio in an attempt to increase its compensation.

In addition to its base management compensation, our management company earns incentive compensation for each fiscal year equal to 20% of the amount by which our return on equity each year exceeds a return based on the ten-year United States treasury rate plus 1%. As a result, our management company shares in our profits but not in our losses. Consequently, as our management company evaluates different mortgage-backed securities for our investment and other investments, there is a risk that our management company will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, may be unduly ignored at the expense of our management company’s emphasis on maximizing its income.

Since our management company may receive a significant fee if we terminate the management agreement, we may not be able to economically terminate the management agreement in the event that our management company fails to meet our expectations.

If we terminate the management agreement, or if we decide not to renew it, then we may have to pay a significant fee to our management company. The actual amount of the fee is not known because the fair market value of the management agreement cannot be determined in advance with certainty. Paying this fee would reduce the cash available for distribution to stockholders and may cause us to suffer a net operating loss. Consequently, we may not be able to terminate the management agreement economically even if we are dissatisfied with our management company’s performance, or if we determine that it would be more efficient to operate with an internal management structure.

We have recently entered into an option agreement with the stockholder of our management company pursuant to which we have been granted an option to acquire our management company, subject to several conditions being met, including the negotiation of employment agreements with members of our management, establishment of and increases to new and existing benefit plans and extension of our services agreement with Pacific Income Advisors. Although we have no obligation to exercise the option, as noted above, if we are dissatisfied with the performance of our management company and desire to terminate the management agreement, we could be forced to pay a termination fee. Under such circumstances, it is highly unlikely we would desire to fulfill the conditions necessary to exercise our option and, even if we desired to do so, the termination fee relating to our management contract could exceed the agreed-upon option price under the option agreement. Consequently, investors in our stock should not view our ability to exercise the option to purchase our management company as providing any economic advantage to us in the event we are dissatisfied with the performance of our management company.

Because our management company may render services to other mortgage investors, this could reduce the amount of time and effort that our management company devotes to us and, consequently, our profitability and overall management could suffer.

Our agreement with our management company does not restrict the right of our management company, any persons working on its behalf or any of its affiliates from doing business, including the rendering of advice in the purchase of mortgage-backed securities that meet our investment criteria, with any other person or entity. In addition to our management company’s ability to do business with any other third party, the management agreement does not specify a minimum time period that our management company and its personnel must devote to us. The ability of our management company to engage in these other business activities could reduce the time and effort it spends managing us.

Prior to its association with us, our management company had not managed a REIT.

Our management company has now managed us since our initial public offering in March of 1998. Prior to its association with us, our management company had not previously managed a REIT. In particular, our management company had not managed a highly leveraged pool of mortgage assets or utilized hedging instruments, nor did our management company have experience in complying with the asset limitations imposed by the REIT provisions of the United States Internal Revenue Code (referred to throughout this prospectus as the “tax code”). Although our management company now has more than three years of experience in managing our company, there can be no assurance that the experience of our executive officers and our management company is appropriate to our business. Further, the experience of the officers of our management company should not be viewed as a reliable gauge of our continued success.

We may not become an internally managed REIT.

On April 18, 2002, we signed a merger agreement for our management company to merge with and into our company. The merger is contingent upon several conditions, including approval by our stockholders. As a result, there cannot be any assurance that the merger with our management company will be completed. If the merger with our management company does not occur, we expect to continue to operate as an externally-advised company under our existing management agreement with our management company. This would prevent us from realizing the possible benefits of internal management.

We may have difficulty locating and retaining a suitable new chief financial officer, and this could adversely affect our business operations.

If the proposed merger with our management company is approved by our stockholders and consummated, the employment agreement between our management company and our Chief Financial Officer, Pamela J. Watson, will terminate, and Ms. Watson will be paid severance by our management company. Ms. Watson’s employment by us, if at all, following the merger will be on a part-time, at-will basis. We are currently seeking a full-time chief financial officer to replace Ms. Watson following the merger and intend for such replacement to begin serving in that position on or before consummation of the merger. We also intend for Ms. Watson to continue to serve as our chief financial officer until her replacement assumes that position. The market for highly skilled and experienced chief financial officers is competitive and we may have difficulty finding and retaining a suitable full-time replacement for Ms. Watson. If we are unable to timely hire a suitable new chief financial officer or if we are unable to retain such a person after he or she is hired, our business operations may be adversely affected.

Our net income per share may decrease if we become internally managed.

If we become internally managed, we cannot assure you that any anticipated cost savings from no longer paying the base management fee to our management company would offset the additional expenses that we would incur as an internally managed REIT. These additional expenses would include all of the salaries and benefits of our executive officers and the other employees that we would need to operate as an internally managed company. In addition, we have agreed to adopt an incentive compensation plan for key executives if we become internally managed. Even if our earnings are not adversely affected, our earnings per share may decrease because we would be issuing additional shares of our common stock as merger consideration. These additional shares would represent approximately 2% of the total number of shares outstanding after the merger. If we remain externally managed, the amount of the base and incentive management fees payable to our management company would depend on a number of factors, including the amount of additional equity, if any, that we are able to raise and the profitability of our business. Therefore, the exact amount of future fees that we would pay to our management company cannot be predicted with complete accuracy. If the expenses we assume as an internally managed company are higher than we anticipate or the fees we would pay in the future to our management company as an externally managed company would have been lower than we anticipate, our net income per share may decrease as a result of becoming internally managed.

The number of shares we issue in the merger with our management company will not change to reflect changes in the relative value of our company and our management company after the date the option agreement was signed.

The number of shares of our common stock that would be issued in a merger with our management company is fixed. Therefore, it will not be reduced even if the market price of our common stock increases after the date the option agreement was signed. Likewise, it will not be reduced even if the value of our management company goes down after that date. Our value may change because of our financial results or other results of operations, changes in the economic sector in which we operate, changes in economic conditions generally and other factors that might affect our business, condition and prospects.

The merger with our management company may cause us to lose our REIT status for tax purposes.

In order to maintain our status as a REIT for federal income tax purposes, we are not permitted to have current or accumulated earnings and profits carried over from our management company. If the IRS successfully asserts that we acquired current or accumulated earnings and profits from our management company and failed to distribute, during the taxable year in which the merger occurs, all of such earnings and profits, we would lose our REIT qualification for the year of the merger, as well as any other taxable years during which we held such acquired earnings and profits, unless, in the year of such determination, we make an additional distribution of the amount of earnings and profits determined to be acquired from our management company. In order to make such an additional distribution, we could be required to borrow funds or sell assets even if prevailing market conditions were not generally favorable. For any taxable year that we fail to qualify as a REIT, we would not be entitled to a deduction for dividends paid to our stockholders in calculating our taxable income. Consequently, our net assets and distributions to our stockholders would be substantially reduced because of our increased tax liability. Furthermore, to the extent that distributions have been made in anticipation of our qualification as a REIT, we might also be required to borrow additional funds or to liquidate certain of our investments in order to pay the applicable tax on our income.

After a merger we would be subject to potential liability as an employer.

We do not directly employ any employees or maintain any benefit or retirement plans. However, if we become internally managed, we expect to directly employ the persons who are currently employees of our management company. In addition to their salaries and other cash compensation, we would need to establish certain health, retirement and other employee benefit plans, and we would bear the costs of the establishment and maintenance of these plans. As an employer, we would be subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

Risks Related to REIT Compliance and Other Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We believe that since our initial public offering in 1998 we have operated so as to qualify as a REIT under the tax code, and we intend to continue to meet the requirements for taxation as a REIT. However, we may not remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex tax code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the IRS might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•
we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•
unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-backed securities, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the tax code may substantially limit our ability to hedge mortgage-backed securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, although we do not currently engage in hedging transactions, we may in the future have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

As a REIT, we must distribute 90% (95% with respect to taxable years beginning before January 1, 2001) of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the tax code. Thus, we could be required to borrow funds, sell a portion of our mortgage-backed securities at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the SEC’s current interpretation, qualification for this exemption generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. In order to constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned.

Additional Risk Factors

We may not be able to use the money we raise to acquire investments at favorable prices.

The net proceeds of any offering could represent a significant increase in our equity. Depending on the amount of leverage that we use, the full investment of the net proceeds of any offering might result in a substantial increase in our total assets. There can be no assurance that we will be able to invest all of such additional funds in mortgage-backed securities at favorable prices. As a result, we may not be able to acquire enough mortgage-backed securities in order to become fully invested after an offering, or we may have to pay more for mortgage-backed securities than we have historically. In either case, the return that we earn on stockholders’ equity may be reduced.

We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the tax code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

We intend to seek to raise additional capital from time to time if we determine that it is in our best interests and the best interests of our stockholders. If we raise additional capital, our earnings per share and dividend may decline as a result of additional shares being sold during any calendar quarter since we will not have been able to invest the all of new capital during the entire quarter and possibly the entire following calendar quarter.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the tax code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the tax code. If the stockholder is foreign, then it would be subject to federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

Excess inclusion income could result if we held a residual interest in a REMIC. Excess inclusion income also would be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these borrowings give rise to excess inclusion income that should be allocated among stockholders. Furthermore, some types of tax-exempt entities, including, without limitation, voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our capital stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. We also invest in equity securities of other REITs. If we were to receive excess inclusion income from another REIT, we may be required to distribute the excess inclusion income to our shareholders, which may result in the recognition of unrelated business taxable income.

Our charter does not permit ownership of over 9.8% of our common or preferred stock and attempts to acquire our common or preferred stock in excess of the 9.8% limit are void without prior approval from our board of directors.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. Our board of directors has granted Lloyd McAdams, our Chairman and Chief Executive Officer, and his family members an exemption from the 9.8% ownership limitation as set forth in our charter documents. This exemption permits Mr. McAdams, Heather Baines and Joseph E. McAdams collectively to hold up to 19% of our outstanding shares.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

Provisions contained in our charter and bylaws, as well as Maryland corporate law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit. The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

•
Preferred stock.    Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval.

•
Maryland business combination statute.    Maryland law restricts the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation. See page 27 for a description of these provisions.

•
Maryland control share acquisition statute.    Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.” See page 28 for a description of these provisions.

Issuances of large amounts of our stock could cause the price of our stock to decline.

This prospectus may be used for the issuance of additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, may have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	assumptions regarding interest rates; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	our ability to use borrowings to finance our assets;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; and

•	management’s ability to manage our growth and planned expansion.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, such as our quarterly and annual reports, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods shown:

	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000	For the Year Ended December 31, 1999	March 17, 1998 (commencement of operations) through December 31, 1998
Ratio of earnings to fixed charges	1.58	1.15	1.15	1.12

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense. To date, we have not issued any preferred stock.

DESCRIPTION OF SECURITIES

The description of our capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to our charter, as amended and restated, and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 100 million shares of common stock, $0.01 par value, and 20 million shares of preferred stock, $0.01 par value, issuable in one or more series. Each share of common stock is entitled to participate equally in dividends when and as declared by our board of directors and in the distribution of our assets upon liquidation. Each share of common stock is entitled to one vote and will be fully paid and non-assessable by us upon issuance. Shares of our common stock have no preference, conversion, exchange, preemptive, or cumulative voting rights. Our authorized capital stock may be increased and altered from time to time as permitted by Maryland law.

Common Stock

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, by-laws and any articles supplementary to our articles of incorporation.

Voting

Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders. Meetings of our stockholders are to be held annually and special meetings may be called by a majority of our board of directors, our Chairman of the board or our President. Special meetings shall be called by the Secretary at the written request of our stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. Our charter reserves to us the right to amend any provision thereof in the manner prescribed by law.

Dividends; Liquidation; Other Rights

Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

Classification Or Reclassification Of Common Stock Or Preferred Stock

Our articles of incorporation authorize our Board of Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

Preferred Stock

The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, by-laws and any articles supplementary to our articles of incorporation designating terms of a series of preferred stock. The preferred stock, when issued, will be validly issued, fully paid, and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

•	the title and stated value of the preferred stock;

•	the voting rights of the preferred stock, if applicable;

•	the preemptive rights of the preferred stock, if applicable;

•	the restrictions on transfer of the preferred stock, if applicable;

•	the number of shares offered, the liquidation preference per share and the offering price of the shares;

•	liability to further calls or assessment of the preferred stock, if applicable;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the procedures for any auction and remarketing for the preferred stock;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for and any restriction on redemption, if applicable, of the preferred stock;

•	the provision for and any restriction on repurchase, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	the terms under which the rights of the preferred stock may be modified, if applicable;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	a discussion of certain material federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•
any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as REIT.

Restrictions on Transfer

Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the tax code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, our charter prohibits any person from owning, acquiring or holding, directly or indirectly, without prior approval by our board of directors, shares of any class of our capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or shares of our common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. For this purpose, ownership includes both beneficial ownership and constructive ownership. Beneficial ownership is defined in our charter to include interests that would be treated as owned through the application of Section 544 of the tax code, as modified by Section 856(h)(1)(B) of the tax code. Constructive ownership is defined in our charter to include interests that would be treated as owned through the application of Section 318(a) of the tax code, as modified by Section 856(d)(5) of the tax code. Subject to certain limitations, our board of directors may increase or decrease the ownership limitations or waive the limitations for individual investors.

For purposes of the 50% stockholder test discussed above, the constructive ownership provisions applicable under Section 544 of the tax code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules for application of such attribution provisions (e.g., reattribution of stock that is constructively owned). Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of capital stock through such attribution is generally referred to as constructive ownership.

If any transfer of shares of capital stock would result in any person beneficially or constructively owning capital stock in violation of our transfer or ownership limitations, then the number of shares of capital stock causing the violation (rounded to the nearest whole shares) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee shall not acquire any rights in such shares. Shares of capital stock held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by us that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our board of directors may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined below) of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee. This offer shall be at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (2) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The market price shall mean the last sale price for such shares. In case no such sale takes place on such day, the market price shall be the average of the closing bid and asked prices on the American Stock Exchange. In the event that no trading price is available for such shares, the fair market value of the shares shall be as determined in good faith by our board of directors.

Under the REIT provisions of the tax code, every owner of 5% or more in the case of 2,000 or more stockholders of record, of 1% or more in the case of more than 200 but fewer than 2,000 stockholders of record and of 0.5% or more in the case of 200 or fewer stockholders of record, of all classes or series of our stock, is required to give written notice to us in response to our written demand for such notice, which request must be made within 30 days after the end of each taxable year. They shall state their name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

Removal of Directors

Our charter provides that a director may be removed from office at any time for cause but only by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Indemnification

As permitted by Maryland law, our charter obligates us to indemnify our present and former directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or

•	the proceeding, other than a proceeding brought to enforce indemnification, is brought by the director or officer against us.

Limitation of Liability

As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except to the extent that:

•	the person actually received an improper benefit or profit in money, property or services; or

•
a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

Maryland Business Combination Act

Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

•	anyone who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who was an interested stockholder or an affiliate or an associate of the interested stockholder at any time within the two-year period prior to the date in question.

Business combinations with a past interested stockholder are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any business combinations with the interested stockholder must be recommended by the board of directors of the corporation and approved by the vote of:

•	at least 80% of the votes entitled to be cast by all holders of voting shares of the corporation’s voting shares; and

•
at least 66 2/3% of the votes entitled to be cast by all holders of the corporation’s voting other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation’s stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

This business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The statute also does not apply to stockholders that acquired 10% or more of the corporation’s voting shares in a transaction approved by the corporation’s board of directors. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders.

The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating such offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute would not apply to stock acquired in a merger, consolidation or share exchange if we were a party to the transaction, or to acquisitions previously approved or exempted by a provision in our charter or bylaws.

Presently our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. However, our board of directors may decide to amend or eliminate this provision at any time in the future.

Amendment to Our Charter

We reserve the right from time to time to make any amendment to our charter including any amendment that alters the contract rights as expressly set forth in our charter of any shares of outstanding stock, subject to certain limitations. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter. The provisions in our charter on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer & Trust Company.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Based on various factual representations made by us regarding our operations, in the opinion of Allen Matkins Leck Gamble & Mallory LLP, or Allen Matkins, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized in conformity with the requirements for qualification as a REIT under the tax code, and our method of operating has enabled us and will enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the tax code through actual operations. Allen Matkins will not review our operations, and no assurance can be given that our actual operations will meet these requirements. The opinion of Allen Matkins is not binding on the Internal Revenue Service or any court. The opinion of Allen Matkins is based upon existing law, Treasury regulations, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change either prospectively or retroactively.

The following discussion summarizes particular United States federal income tax considerations regarding our qualification and taxation as a REIT and particular United States federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify, as a REIT for United States federal income tax purposes. The tax law upon which this discussion is based could be changed, and any such change could have retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the United States dollar. This discussion assumes that you will hold our capital stock as a “capital asset,” generally property held for investment, under the tax code.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests imposed under the tax code and discussed below relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements.

We have made an election to be taxed as a REIT under the tax code commencing with our taxable year ended December 31, 1998. We currently expect to continue operating in a manner that will permit us to maintain our qualification as a REIT. All qualification requirements for maintaining our REIT status, however, may not have been or will not continue to be met.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gain;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•
if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•
the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by

•	a fraction intended to reflect our profitability.

We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from the distribution requirements discussed below in the section entitled “Annual Distribution Requirements.”

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the tax code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain will apply unless we make an election under Treasury Regulation Section 1.337(d)-7T(c).

Finally, we could be subject to an excise tax if our dealings with any taxable REIT subsidiaries (defined below) are not at arm’s length.

Requirements for Qualification as a REIT

The tax code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence beneficial ownership;

•	that would be taxable as a domestic corporation but for tax code Sections 856 through 859;

•	that is not a financial institution or an insurance company within the meaning of the tax code;

•	that is beneficially owned by 100 or more persons;

•
not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The tax code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension trusts and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception generally applies with respect to pension funds.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons, the “100 Stockholder Rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” For purposes of the 100 Stockholder Rule only, trusts described in Section 401(a) of the tax code and exempt under Section 501(a) of the tax code, are generally treated as persons. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•
We must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of “qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments (the “75% gross income test”); and

•
We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire qualified real estate assets, or (c) any combination of the foregoing (the “95% gross income test”).

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100% owned corporate subsidiary of a REIT).

Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the tax code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by qualified real estate assets (including mortgage loans), cash, cash items and government securities;

•	not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•
of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer’s outstanding securities, in each case except with respect to stock of any “taxable REIT subsidiaries”; and

•	the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

A “taxable REIT subsidiary” is any corporation in which we own stock and as to which we and such corporation jointly elect to treat such subsidiary as a taxable REIT subsidiary. For purposes of the asset tests, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for federal income tax purposes.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of “REIT taxable income,” as described below.

For purposes of these distribution requirements, our “REIT taxable income” is computed without regard to the dividends paid deduction (described below) and net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, if we disposed of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we elected not to recognize gain currently in connection with the acquisition of such asset, we would be  required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the ten-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.

Only distributions that qualify for the “dividends paid deduction” available to REITs under the tax code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the tax code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Taxation Of Taxable United States Stockholders

For purposes of the discussion in this prospectus, the term “United States stockholder” means a holder of our stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. This capital gain income will generally be taxable to non-corporate United States stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

A recently enacted 18% capital gains rate applies to certain assets acquired after December 31, 2000, and to certain assets held on January 1, 2001, as to which an election is made to treat such assets as having been sold and then reacquired on the same date. If the election is made, the asset will be deemed to be sold at its fair market value and any gain, but not loss, will be recognized. Although the IRS has yet to issue any official guidance on how the 18% rate would apply to distributions made by us, the IRS has indicated in income tax forms that the lower rate will apply to designated capital gain distributions we make to the extent that the gain is derived from the disposition of a capital asset acquired by us after December 31, 2000 and held for more than five years at the time of disposition.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the tax code. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have.

Dispositions of Stock

A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

Pursuant to the Economic Growth and Tax Relief Reconciliation Act of 2001, signed into law on June 7, 2001, the backup withholding tax rate is 30% for amounts distributed after December 31, 2001 and on or before December 31, 2003. After 2003, the backup withholding tax rate will be gradually reduced until 2006, when the backup-withholding rate will be 28%.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the tax code, i.e., property the acquisition or holding of which is financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold a residual interest in a real estate mortgage investment conduit, REMIC, that gives rise to “excess inclusion” income, as defined in Section 860E of the tax code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the tax code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends you receive may constitute UBTI, if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the tax code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the tax code and exempt from tax under Section 501(a) of the tax code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the tax code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•
either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•
the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Taxation of Non-United States Stockholders

The rules governing federal income taxation of “non-United States stockholders” are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).

PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against

United States tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a United States real property interest because we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we are not a domestically-controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if the shares are traded on an established securities market.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gains not subject to FIRPTA will be taxable to a non-United States stockholder if:

•
the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the United States, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or

•
the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Information Reporting and Backup Withholding

If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 30%, subject to reduction in years after 2003) unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U .S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable American Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with offering securities pursuant to this prospectus, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the American Stock Exchange under the symbol “ANH”. Our preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

EXPERTS

The financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our securities offered in this prospectus and selected federal tax matters will be passed upon for us by Allen Matkins Leck Gamble & Mallory LLP, Century City, California. Selected legal matters related to Maryland law will be passed upon for us by Piper Rudnick LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our Commission filings are also available to the public from the Commission’s World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We maintain a site on the Internet at http://www.anworth.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common or preferred stock.

We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by Commission rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001; and

•	the description of our common stock included in our registration statement on Form 8-A.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, 2nd Floor, Santa Monica, CA 90401, telephone: (310) 394-0115.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth our costs and expenses in connection with the registration of our securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers fee.

Description	Amount
Securities and Exchange Commission Registration Fee	$18,400
Printing and Engraving	5,000
Legal Fees and Expenses	75,000
Accountants’ Fees and Expenses	5,000
Miscellaneous	4,600

Total	$108,000

Item 15.    Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits us to indemnify, subject to the exceptions set forth therein, any director or officer of our company who is made a party to any proceeding by reason of service in that capacity to the company, or who is or was, serving as such with respect to another entity at the request of our company. The Maryland General Corporation Law also provides that we may purchase insurance on behalf of our directors, officers, employees or agents.

Our charter and bylaws require us to provide for indemnification of our officers and directors substantially identical in scope to that permitted under Section 2-418 of the Maryland General Corporation Law. Our bylaws also provide that we must pay the expenses of our officers and directors (acting in their capacity as such) incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of a written undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of appropriate jurisdiction that the officer or director is not entitled to be indemnified by us.

Our charter limits the liability of our directors and officers for money damages to us and our stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except:

•	to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•
if a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 16.    Exhibits.

The following exhibits are part of this Registration Statement on Form S-3 and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Number	Description

1.1*	Underwriting Agreement.

4.1	Charter of the Company(1).

4.2	Specimen Common Stock Certificate(1) .

4.3	Bylaw of the Company(1).

4.4†	Specimen Preferred Stock Certificate.

5.1	Opinion of Piper Rudnick LLP as to legality of the shares being registered.

8.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP as to selected federal income tax matters.

12.1†	Statements re: Computation of Ratios

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Piper Rudnick LLP (included within the opinion filed as Exhibit 5.1).

23.3	Consent of Allen Matkins Leck Gamble and Mallory LLP (included within the opinion filed as Exhibit 8.1).

24.1†	Powers of Attorney.

*	To be filed by an amendment or incorporated by reference in connection with any offered securities.
†	Previously filed.
(1)	Incorporated by reference from the Company’s Registration Statement on Form S-11, Registration No. 333-38641, which became effective under the Securities Act of 1933, as amended, on March 12, 1998.

Item 17.    Undertakings.

A.    The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, as of May 1, 2002.

ANWORTH MORTGAGE ASSET CORPORATION

By:	/s/ JOSEPH LLOYD MCADAMS
Joseph Lloyd McAdams President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ JOSEPH LLOYD MCADAMS Joseph Lloyd McAdams	President, Chief Executive Officer and Chairman of the Board of Directors	May 1, 2002

* Pamela J. Watson	Chief Financial Officer	May 1, 2002

* Joe E. Davis	Director	May 1, 2002

* Charles H. Black	Director	May 1, 2002

* Charles F. Smith	Director	May 1, 2002

*By:	/s/ JOSEPH LLOYD MCADAMS
Joseph Lloyd McAdams Attorney-In-Fact

Exhibit Index

Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

Exhibit Number	Description

1.1*	Underwriting Agreement.

4.1	Charter of the Company (1).

4.2	Specimen Common Stock Certificate (1).

4.3	By laws of the Company (1).

4.4†	Specimen Preferred Stock Certificate.

5.1	Opinion of Piper Rudnick LLP as to legality of the shares being registered.

8.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP as to selected federal income tax matters.

12.1†	Statement re: Computation of Ratios.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Piper Rudnick & (included within the opinion filed as Exhibit 5.1).

23.3	Consent of Allen Matkins Leck Gamble and Mallory LLP (included within the opinion filed as Exhibit 8.1).

24.1†	Powers of Attorney (included on page II-4).

*	To be filed by an amendment or incorporated by reference in connection with any offered securities.
†	Previously filed.
(1)	Incorporated by reference from the Company’s Registration Statement on Form S-11, Registration
No.	333-38641, which became effective under the Securities Act of 1933, as amended, on March 12, 1998.